Exhibit 10.1

POST-EMPLOYMENT CONSULTING AGREEMENT

This Agreement is made this 20th day of December, 2017 (the “Effective Date”) by and between CHEMUNG CANAL TRUST COMPANY (the “Bank”), a New York banking organization with its principal office at One Chemung Canal Plaza, Elmira, New York 14901 and RONALD M. BENTLEY (the “Consultant”) residing at 17587 Greens Corner Road, Culpeper, VA 22701.

WHEREAS the Bank desires continued access to the Consultant’s unique services and knowledge during a reasonable transition following the termination of the Consultant’s employment.

THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Consulting Services. The Consultant will serve as an advisor and mentor to his successor, Anders M. Tomson. The Consultant will also provide continuing strategic advice and counsel related to potential acquisitions and participate in major strategic initiatives. The Bank may utilize the Consultant’s special skills in business development and the formation and retention of key client relationships. The Chief Executive Officer may assign other specialized projects to the Consultant as required. (Collectively, the “Consulting Services”.) The Consultant shall report to the Chief Executive Officer. The Consultant will be provided appropriate office space and access to support staff to perform the Consulting Services at the Bank’s corporate offices. The Consultant may retain the Bank-provided credit card during the Term, and the Consultant is authorized to use the credit card for gasoline expenses incurred in performing the Consulting Services.

The Consultant shall continue to serve as a director of the Bank and the Bank’s parent, Chemung Financial Corporation. The Consultant shall receive the compensation of an outside director in all respects.

2.      Availability. The Consultant shall be available approximately one full day each month, normally the day before or after Board meetings. The Consultant shall generally be available by phone or email.

3.      Term of Agreement. The term of this Agreement shall begin on January 1, 2018 and shall continue for a one-year term, ending December 31, 2018 (the “Term”).

4.      Compensation. During the Term, as compensation for all services rendered by the Consultant under this Agreement, the Consultant shall receive an annual retainer of fifty thousand dollars ($50,000), payable in monthly installments of four thousand one hundred sixty-six and 67/100ths ($4,166.67).

5.      Expenses. The Bank will reimburse the Consultant for reasonable and necessary expenses that are directly related to the Consulting Services as described in paragraph 1. Business expenses will be reimbursed only as provided under the Bank’s expense reimbursement policy. The following additional procedures shall apply:

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•	The Consultant must receive prior authorization for any business expense relating to airline travel, attendance at conferences, or any expense above $250.

•	Reasonable and necessary expenses shall not include travel or entertainment expenses for Consultant’s spouse or other family members of the Consultant.

•	All expenses must be substantiated by receipts and other documentation itemizing the cost and the business purpose for the expense, including for any travel and entertainment expenses, identifying the participants.

•	The Bank may deny reimbursement if it determines that the expense was not related to Consulting Services or was not reasonable or necessary.

6.      Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event the Consultant dies, this Agreement shall terminate immediately; (b) if the Consultant, due to physical or mental illness, becomes disabled so as to be unable to perform the services called for under this Agreement, either the Bank or the Consultant may by written notice terminate the consulting relationship as of the last day of the calendar month during which such notice is given; (c) the parties may terminate this Agreement by mutual written agreement.

7.      Non-Competition. The Consultant acknowledges and agrees that during the Term of the Agreement he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in the banking industry.

8.      Confidential Information or Materials. During the Term of the Agreement, the Consultant will have access to the Bank’s confidential and proprietary information, including but not limited to: (i) information and strategy relating to the Bank’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, contract terms, employees, salaries; product development plans; and (ii) business acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Bank Confidential Information”). The Consultant will not, during the Term of the Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for the Consultant’s own benefit or the benefit of others besides the Bank, any Bank Confidential Information. Upon termination of this Agreement, the Consultant agrees to promptly return all Bank Confidential Information.

9.      Independent Contractor Status. The Consultant is an independent contractor providing services to the Bank and is not an agent or employee of the Bank. Consultant will not be eligible for any employee benefit programs the Bank sponsors for the benefit of its employees.

10.      No Authority to Bind Bank. The Consultant shall not have any authority to commit or bind the Bank to any contractual or financial obligations without the Bank’s prior written consent.

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11.      No Assignment. This is a personal services agreement and the Consultant may not assign this Agreement, or any interest herein, without the prior written consent of the Bank.

12.      Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral agreement with respect to the Consultant’s engagement by the Bank.

13.      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.      Tax Withholding; Indemnification. By reason of the Consultant’s relationship with the Bank as an independent contractor, all sums required to be paid by the Bank to the Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar employer withholdings, deductions and payments. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Bank for any liability, claim, expense or other cost incurred by the Bank arising out of or related to the obligations of the Consultant pursuant to this provision.

15.      Section 409A Compliance. The provisions of this Agreement are intended and shall be interpreted and administered so as not to result in the imposition of additional tax or interest under Section 409A of the Internal Revenue Code where applicable. Any reimbursement of expenses or taxes shall occur no later than the end of the calendar year following the calendar year in which the expense or tax is incurred (or such earlier date as applies under the Bank’s business expense reimbursement policy).

16.      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Chemung Canal Trust Company

/s/ Ronald M. Bentley	/s/ Anders M. Tomson
RONALD M. BENTLEY	ANDERS M. TOMSON
Chief Executive Officer

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